MEMORANDUM

     TO:       Missouri Public Service Commission Official Case File,
               Case No. GO-98-17,
               MCN Corporation

     FROM:     David P. Broadwater, Financial Analysis Department

               /s/ Cecil I. Wright                    /s/Thomas R. Schwartz, Jr.
               7/31/97                                7/31/97
               ------------------------------------   ------------------------
               Director - Utility Services Division/  General Counsel's Office/
               Date                                   Date

     SUBJECT: Staff Recommendation Regarding MCN's Application for a Commission Issued Letter of Certification to be Sent to the Securities and Exchange Commission,

     DATE:     July 30, 1997

                              MCN CORPORATION

     On July 11, 1997, MCN Corporation d/b/a MCN Energy Group Inc. (MCN or Company) filed an Application with the Missouri Public Service Commission (Commission) requesting that a letter of certification be approved and sent to the Securities and Exchange Commission pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 (PUHCA). This section of PUHCA allows a regulatory reporting exemption to a foreign utility company, where the state commission with jurisdiction over the retail electric or gas rates of a public utility company that is an associate company or an affiliate of a foreign utility company must certify to the Securities and Exchange Commission "that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority."

     MCN, a Michigan corporation, is a diversified energy company with natural gas markets and investments throughout North America. MCN has utility operations that are both regulated and non-regulated. The regulated utility subsidiaries are Michigan Consolidated Gas Company, Citizens Gas Fuel Company and Southern Missouri Gas Company, L.P. MCN Investment Corporation (MCNIC) is a sub-holding company of MCN with subsidiaries engaged in oil and natural gas exploration and production, natural gas gathering and processing, gas marketing, gas storage and power generation.

     MCNIC jointly owns Torrent Power Private Limited (Torrent Power), a corporation formed under the laws of India, with Torrent Exports Limited (Torrent Exports), a corporation formed under the laws of India. MCNIC made an initial investment of $70 million in Torrent Power, and now is seeking approval to invest another $150 million in Torrent Power. Torrent Power will use approximately $100 million to purchase a controlling interest in Ahmedabad Electricity Ltd. (AECL) and Surat Electricity Ltd. (SECL). Torrent Power currently owns 21.4 percent of AECL and 42.5 percent of SECL. MCN believes that Torrent Power will be better positioned to improve operations, enhance the distribution area, increase generating capacity and reduce transmission losses with a controlling interest in the companies.

     Torrent Power is evaluating the possibility of using the additional $50 million to acquire up to an additional 28 percent share in Gujurat Torrent Energy Corporation 1 (GTEC 1). "GTEC 1 is a project company set up to build, own and operate a 655 MW power generation facility near Bharuch, Gujurat. The 28% share may become availiable if the government of India decides to make the shares available to partners currently owning a stake in GTEC 1."

     MCN's latest write up in The Value Line Investment Survey:
     Ratings & Reports, dated June 27, 1997, states the following:

          ... This year alone, the company plans to spend over $l.l billion to further expand its industry reach through acquisitions, joint ventures and other capital investments. MCN has several opportunities in all three of the segments that make up MCNIC. For example, MCN recently entered into a power-generation joint venture agreement in India. By the end of this year, these nonregulated businesses will probably account for about 40% of total revenue, and, by the year 2000, that percentage may grow to 60%. (They were 36% last year)

     The Commission Staff had several concerns with the Application but the Company has agreed to the conditions below in a Stipulation and Agreement filed with the Commission on July 31, 1997. Therefore, the Commission Staff is recommending approval of MCN's Application requesting that a letter of certification be approved and sent to the Securities and Exchange Commission, pursuant to Section 33(a)(2) of the Public Utility Holding Company Act of 1935 with the following conditions:

     1) MCN, its affiliates and its subsidiaries agree to make available to the Missouri Public Service Commission and its Staff at reasonable times and places all books, records, employees and officers of MCN and any affiliate or subsidiary of MCN, provided that MCN and any affiliate or subsidiary of MCN shall have the right to object to such production of records or personnel on any basis under applicable Missouri law and Missouri Public Service Commission rule, excluding any objection that such records and personnel are not subject to the Missouri Public Service Commission's jurisdiction.

     2) MCN shall notify the Missouri Public Service Commission of any and all affiliated transactions in which any costs, assets or equity could be assigned from, or to Southern Missouri Gas Company, L.P., from MCN or any MCN affiliate or subsidiary and will maintain all records of any such affiliated transaction for Commission Staff review.

     3) MCN shall file for a new certification letter from the Missouri Public Service Commission for any additional capital outlays in Torrent Power which may be made in the future over $175 million.

     4) MCN agrees that no investments shall be made inconsistent with the specific investments and corporate structure proposed in the Application.

     5) MCN shall notify the Missouri Public Service Commission and its Staff of any transaction between any affiliated foreign company or any affiliate or associated company thereof and any public utility subject to Missouri Public Service Commission jurisdiction.

     LEGAL ISSUES

     The Energy Policy Act and Public Utility Holding Company Act implications of MCN's proposed transactions are addressed in the memorandum from the General Counsel's Office, attached as Attachment A. Additionally, on Attachment A, is a proposed modification to the requested letter to be sent to the Securities and Exchange Commission.

     RECOMMENDATION

     In addition to the above conditions which were agreed to by the Company, the Staff recommends the Commission's Order include the following conditions:

     1) That nothing in the Commission's order shall be considered a finding by the Commission of the value of this transaction for rate making purposes, and that the Commission reserves the right to consider the rate making treatment to be afforded these financing transactions and their results in cost of capital in any later proceeding.

     2) That the Commission's order shall not be deemed to be precedent for any future financing even if the facts may be similar.

     3) That any adverse financial effects of this acquisition be borne by Company stockholders and not by Missouri ratepayers.

     4) That the Staff's recommendation and the Commission's order be included as attachments to the certification letter to the Securities and Exchange Commission.

     5) That the certification letter with the Staff proposed modified language be sent to the Securities and Exchange Commission.

     Attachment: A: General Counsel's Memorandum

     Copies:   Director - Utility Services Division
               Director - Policy and Planning Division
               Director - Utility Operations Division
               General Counsel
               Manager - Financial Analysis Department
               Manager - Accounting Department
               Manager - Energy Department
               Michael J. Way, MCN Energy Group, Inc.
               James M. Fischer, Attorney for MCN Energy Group, Inc. Office of the Public Counsel


                                                          Attachment A

                                 MEMORANDUM

     TO:       Missouri Public Service Commission's Official Case File

     FROM:     Marc Poston

     RE:       Case No. GO-98-17 MCN Corporation

     DATE:     July 29, 1997

          Section 715 of the 1992 Energy Policy Act added a new section to the Public Utility Holding Company Act of 1935 (PUHCA) which exempts a foreign utility company from the provisions of PUHCA. A copy of Section 715 is attached as Attachment A. Under the exemption, the state commission with jurisdiction over the retail electric or gas rates of a public utility company that is an associate company or an affiliate of a foreign utility company must certify to the Securities and Exchange Commission (SEC) "that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise its authority." See Section (a)(2) of Attachment A.

          MCN Corporation requests that the Commission send a certification letter consistent with the above statute to the SEC. The Commission ordered a similar certification letter in MCN's application for certification to the SEC in Case No. GO-97-
     352. That letter dated March 28, 1997 is attached hereto as Attachment B. See Attachment B.

          The letter appears to meet the requirements of the statute. As the Commission is aware, even though it may file a certification letter for this particular foreign investment by MCN, it may revise or withdraw its certification as to any future acquisition. See, Section (a)(2) of Attachment A. In addition, the General Counsel's Office recommends that the Commission's Report and Order contain language expressly limiting its findings to this particular filing so that MCN and other applicants cannot use this certification as precedent for future diversification. The General Counsel's Office suggests the following language:
     "This Order shall not be deemed to be precedent for any future financing even if the facts may be similar."

          As outlined in Staff's recommendation, MCN has made commitments to the Staff. The General Counsel's Office recommends that the certification letter reflect that MCN has made these commitments. The General Counsel's Office believes that the Staff recommendations and Commission Order should be included as attachments to the certification letter.

          The General Counsel's Office recommends that the certification letter be sent to the SEC.